Exhibit 99B(11)(a)

              CONSENT OF INDEPENDENT AUDITORS



The Bjurman Funds:

We hereby consent to (a) the use in this Post-Effective
Amendment No. 1 to Registration Statement No. 333-16033 on
Form N-1A of our report on the statement of assets and liabilities of the Bjurman Micro-Cap Fund of The Bjurman Funds as of March 25, 1997 appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us the heading "General Information" in the Prospectus which is incorporated by reference to such Registration Statement, and (c) the reference to us under the heading "Other Information" appearing in Part B, the Statement of Additional Information of such Registration Statement.




DELOITTE & TOUCHE LLP

Los Angeles, California
October  24, 1997